UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                             Private Business, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74267D10
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                     [ ]  Rule 13d-1(b)
                     [ ]  Rule 13d-1(c)
                     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 40 Pages

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 2 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 3 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit V Companion Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 4 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 5 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited liability company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 6 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Advisors Fund (QP), L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 7 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Advisors Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 8 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 9 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 10 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 11 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 12 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 13 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 14 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 15 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 16 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 17 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 18 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    74267D10                 13G                    PAGE 19 OF 40 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas F. Farb
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,427,295 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,427,295 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,427,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G
                                  ------------

ITEM 1(A).        NAME OF ISSUER:  Private Business, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 1055 Page Avenue, Fremont, CA 94538

ITEM 2(A). NAMES OF PERSONS FILING: Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan, Peter Y. Chung, and Thomas F. Farb.

                  Summit Partners V, L.P. is the sole general partner of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P. Summit Partners, LLC is the sole general partner of Summit Partners V, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb are individual general partners of Summit Partners, LLC and Summit Investors III, L.P.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund
                  (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, Mohan, and Farb is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis, Kortschak, and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

ITEM 2(C). CITIZENSHIP: Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund
                  (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Summit Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb is a United States citizen.

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, $.00 par value per share.

ITEM 2(E).        CUSIP NUMBER:  74267D10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
                  Not Applicable.




                               Page 20 of 40 Pages

ITEM 4.           OWNERSHIP.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 4,427,295 shares of Common Stock as of December 31, 1999. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb may be deemed to own beneficially 4,427,295 shares of Common Stock as of December 31, 1999.

                        As of December 31, 1999, Summit Ventures V, L.P. was the record owner of 3,429,322 shares of Common Stock. As of December 31, 1999, Summit V Companion Fund, L.P. was the record owner of 573,432 shares of Common Stock. As of December 31, 1999, Summit V Advisors Fund (QP), L.P. was the record owner of 229,373 shares of Common Stock. As of December 31, 1999, Summit V Advisors Fund, L.P. was the record owner of 70,094 shares of Common Stock. As of December 31, 1999, Summit Investors III, L.P. was the record owner of 125,074 shares of Common Stock. The shares held of record by Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 4,427,295 shares of Common Stock. In their capacities as individual general partners of Summit Partners, LLC and Summit Investors III, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb may be deemed to own beneficially 4,427,295 shares of Common Stock.

                        Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Private Business, Inc., except in the case of Summit Ventures V, L.P. for the 3,429,322 shares which it holds of record, Summit V Companion Fund, L.P. for the 573,432 shares which it holds of record, Summit V Advisors Fund
                        (QP), L.P. for the 229,373 shares which it holds of record, Summit V Advisors Fund, L.P. for the 70,094 shares which it holds of record and Summit Investors III, L.P. for the 125,074 shares which it holds of record.


                  (b)   Percent of Class:

                        Summit Ventures V, L.P.:  16.2%


                               Page 21 of 40 Pages

                        Summit Partners V, L.P.:  16.2%
                        Summit Partners, LLC:  16.2%
                        Summit V Companion Fund, L.P.:  16.2%
                        Summit V Advisors Fund (QP), L.P.:  16.2%
                        Summit V Advisors Fund, L.P.:  16.2%
                        Summit Investors III, L.P.:  16.2%
                        E. Roe Stamps, IV:  16.2%
                        Stephen G. Woodsum:  16.2%
                        Gregory M. Avis:  16.2%
                        Martin J. Mannion:  16.2%
                        Bruce R. Evans:  16.2%
                        Walter G. Kortschak:  16.2%
                        Thomas S. Roberts: 16.2%
                        Joseph F. Trustey:  16.2%
                        Kevin P. Mohan:  16.2%
                        Peter Y. Chung:  16.2%
                        Thomas F. Farb:  16.2%

                        The foregoing percentages are calculated based on the 27,353,784 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Private Business, Inc. for the quarterly period ended September 30, 1999.

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                        Summit Ventures V, L.P.:  4,427,295 shares
                        Summit Partners V, L.P.:  4,427,295 shares
                        Summit Partners, LLC:  4,427,295 shares
                        Summit V Companion Fund, L.P.: 4,427,295 shares Summit V Advisors Fund (QP), L.P.: 4,427,295 shares Summit V Advisors Fund, L.P.: 4,427,295 shares Summit Investors III, L.P.: 4,427,295 shares
                        E. Roe Stamps, IV:  4,427,295 shares
                        Stephen G. Woodsum:  4,427,295 shares
                        Gregory M. Avis:  4,427,295 shares
                        Martin J. Mannion:  4,427,295 shares
                        Bruce R. Evans:  4,427,295 shares
                        Walter G. Kortschak:  4,427,295 shares
                        Thomas S. Roberts:  4,427,295 shares
                        Joseph F. Trustey:  4,427,295 shares


                               Page 22 of 40 Pages

                        Kevin P. Mohan:  4,427,295 shares
                        Peter Y. Chung:  4,427,295 shares
                        Thomas F. Farb:  4,427,295 shares

                       (iii)   sole power to dispose or direct the
                               disposition of:

                               0 shares for each reporting person

                        (iv)   shared power to dispose or direct the
                               disposition of:

                        Summit Ventures V, L.P.:  4,427,295 shares
                        Summit Partners V, L.P.:  4,427,295 shares
                        Summit Partners, LLC:  4,427,295 shares
                        Summit V Companion Fund, L.P.: 4,427,295 shares Summit V Advisors Fund (QP), L.P.: 4,427,295 shares Summit V Advisors Fund, L.P.: 4,427,295 shares Summit Investors III, L.P.: 4,427,295 shares
                        E. Roe Stamps, IV:  4,427,295 shares
                        Stephen G. Woodsum:  4,427,295 shares
                        Gregory M. Avis:  4,427,295 shares
                        Martin J. Mannion:  4,427,295 shares
                        Bruce R. Evans:  4,427,295 shares
                        Walter G. Kortschak:  4,427,295 shares
                        Thomas S. Roberts:  4,427,295 shares
                        Joseph F. Trustey:  4,427,295 shares
                        Kevin P. Mohan:  4,427,295 shares
                        Peter Y. Chung:  4,427,295 shares
                        Thomas F. Farb:  4,427,295 shares

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.
                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in 13d-1(b)(1)(ii)(J).


                               Page 23 of 40 Pages

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  Not Applicable.

ITEM 10.          CERTIFICATION.
                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



























                               Page 24 of 40 Pages

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                    ---------

Dated:  February 11, 2000.

SUMMIT VENTURES V, L.P.                        SUMMIT V COMPANION FUND, L.P.

By: Summit Partners V, L.P.                    By: Summit Partners V, L.P.

By: Summit Partners, LLC                       By: Summit Partners, LLC

By:           *                                By:           *
    -----------------------                        -----------------------
    General Partner                                General Partner

SUMMIT V ADVISORS FUND (QP), L.P.              SUMMIT ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                    By: Summit Partners V, L.P.

By: Summit Partners, LLC                       By: Summit Partners, LLC

By:           *                                By:           *
    -----------------------                        -----------------------
    General Partner                                General Partner

SUMMIT PARTNERS V, L.P.                        SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC                       By:           *
                                                   -----------------------
By:           *                                    General Partner
    -----------------------
    General Partner

SUMMIT PARTNERS, LLC                                         *
                                               ---------------------------
By:           *                                E. Roe Stamps
    -----------------------
    General Partner

              *                                              *
---------------------------                    ---------------------------
Stephen G. Woodsum                             Martin J. Mannion

              *                                              *
---------------------------                    ---------------------------
Gregory M. Avis                                Bruce R. Evans





                               Page 25 of 40 Pages

              *                                              *
---------------------------                    ---------------------------
Walter G. Kortschak                            Thomas S. Roberts


              *                                              *
---------------------------                    ---------------------------
Joseph F. Trustey                              Kevin P. Mohan


              *
---------------------------
Peter Y. Chung



                                               *By: /s/ Thomas F. Farb
                                                    ----------------------
                                                    Thomas F. Farb
                                                    On his own behalf and as
                                                    Attorney-in-fact


--------------------------------------------------------------------------------

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.
                                      ---------










                               Page 26 of 40 Pages